Exhibit 99.1

201 Technology Drive • Irvine • California •92618 Telephone: (949) 450-5400 Facsimile: (949) 450-5300 Email: IR@endocare.com Website: www.endocare.com
FOR RELEASE August 8, 2006 at 7:30 am (EDT)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	Michael R. Rodriguez, CFO
(949) 474-4300	(949) 474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	(949) 450-5400
www.allencaron.com	www.allencaron.com	www.endocare.com
ENDOCARE REPORTS 2006 SECOND QUARTER AND SIX MONTHS RESULTS
IRVINE, CA (August 8, 2006) . . . Endocare, Inc. (ENDO.OB), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, reported today that the growing number of cryoablation procedures and a strong increase in gross margins resulted in a continued reduction in operating loss from continuing operations in the second quarter ended June 30, 2006. Results from continuing operations exclude the results of the Timm Medical unit, which was divested in February 2006.
Second Quarter Results
     The number of domestic cryoablation procedures performed grew 19.6 percent to 1,938 in the 2006 second quarter from 1,620 in the prior year period. Endocare Chairman and CEO Craig T. Davenport said, “While we expect that individual quarters will continue to show varied growth rates going forward, we are pleased by our procedure growth in the second quarter. Significantly, procedures increased more than 10 percent sequentially from 1,761 in the 2006 first quarter.”
     With respect to one of the strategic business model changes underway at the Company, Mr. Davenport said the Company’s migration away from being a service provider toward a more conventional medical device manufacturer focused on sales of its cryoablation disposable products again resulted in improved results for the quarter. As stated in the past, this revenue mix shift is the result of a strategic change to the business model that will result in top line growth that lags procedure growth in the short-term, but should result in a more scalable and profitable organization in the long-term following the transition.
     In the 2006 second quarter, sales of disposable products accounted for 66.5 percent of total procedures, up significantly from 39.6 percent in the corresponding 2005 period and sequentially up from 49.9 percent in the 2006 first quarter. Due primarily to the changing product mix, total revenues from continuing operations for the 2006 second quarter were $6.9 million, which is the same as the total revenues for the 2005 second quarter.
     For continuing operations, the transition in mix had a positive impact on gross margins, which increased to 52.9 percent compared to 43.3 percent in the 2005 second quarter and up sequentially from 48.1 percent in the first quarter of 2006.
     Chief Financial Officer Michael R. Rodriguez said, “Gross profit in this year’s second quarter increased from the 2006 first quarter by $158,000, even though relinquishing service-related fees in the 2006 second quarter caused a sequential decline in revenues of approximately $354,000. This improvement in gross profit was driven primarily by the 10 percent sequential increase in procedures, as well as the increase to 66.5 percent in the percentage of procedures for which we simply sell our cryoablation disposable products.”
     Operating expenses from continuing operations for the 2006 second quarter were $6.5 million, down from the $7.2 million in the 2005 second quarter and from the $8.8 million in the first quarter of this year. Included in the 2006 second quarter operating expense was an $870,000 expense reversal that resulted from reducing a payroll tax liability for which the Company no longer bears liability.
     Loss from continuing operations in the second quarter of 2006 was $708,000, or $0.02 loss per share, which includes the $870,000 reduction of the payroll tax liability as well as a $1.9 million reduction of interest expense related to the change in the fair market value of common stock warrants issued in connection with the Company’s March 2005 private placement. This compares to a loss from continuing operations of $4.2 million, or $0.15 loss per share, in the 2005 period.
     The balance sheet as of June 30, 2006 showed cash and cash equivalents of $8.0 million, total assets of $22.1 million and total stockholders’ equity of $9.3 million. Cash use in the 2006 second quarter was $3.1 million, including the $750,000 paid to an escrow account in connection with the Company’s settlement with the Securities and Exchange Commission (the “SEC”) described below, as well as $360,000 from an additional payroll paid on the last business day of the quarter due to the July 4 holiday.
SEC & DOJ Settlements
     As described in the Form 8-K that the Company filed on July 20, 2006, the Company executed a consent to entry of judgment in favor of the SEC on July 14, 2006 and entered into a non-prosecution agreement with the Department of Justice (the “DOJ”) on July 18, 2006. These two agreements effectively resolve with respect to the Company the investigations begun by the SEC and the DOJ in January 2003. Under the terms of the consent judgment with the SEC, the Company, without admitting or denying any wrongdoing, agreed to pay a total of $750,000 in civil penalties and is enjoined from future violations of securities laws. Subject to the terms of the non-prosecution agreement with the DOJ, the United States Attorney’s Office for the Central District of California has agreed not to prosecute the Company for any crimes committed by the Company’s employees relating to the DOJ’s investigation. The non-prosecution agreement becomes final and irrevocable on January 1, 2007. The investigations conducted by the SEC and the DOJ relative to certain former officers and directors of the Company are ongoing, and are not affected by the Company’s settlements with the SEC and the DOJ.
Stock Option Administration Internal Review
     Given the recent announcements by numerous companies and the SEC’s current focus on stock option plan administration, the Company’s Audit Committee requested that management conduct an internal review of the Company’s historical stock option practices, the timing of stock option grants and related accounting and documentation. Based on this review, management identified several stock option grants made between 1997 and 2002 for which the actual measurement dates appeared to differ from the recorded grant dates. Management analyzed the potential accounting impact, assuming that the measurement dates for these option grants differ from the recorded grant dates, and concluded that the financial impact did not necessitate adjustment to or restatement of the Company’s previously-issued financial reports. Management reported the results of its review to the Company’s Audit Committee and Board of Directors at their regularly scheduled meetings on July 26, 2006. Following these meetings, the Company contacted the SEC and the DOJ and reported its findings. On August 1, 2006, the Company met with the SEC staff to discuss the Company’s findings and later received a subpoena from the SEC staff requesting additional option-related information. The

Company is in the process of responding to this subpoena and will continue to cooperate fully with the SEC and DOJ and with their ongoing investigations related to certain former officers and directors of the Company.
Financing Update
     The Company expects that it will need to raise additional capital no later than March 31, 2007 to fund its ongoing operations. The Company is exploring a number of alternative means to raise such capital including an equity financing, debt financing or a licensing or other corporate transaction.
NASDAQ Application Process Update
     As previously announced, the Company is pursuing re-listing on NASDAQ. On July 20, 2006, following the settlements with the SEC and DOJ described above, the Company submitted its re-listing application to NASDAQ. There are numerous listing qualifications that must be met and the Company believes it should be able to meet all of these qualifications. Currently, the Company’s stock price is below the minimum required for NASDAQ re-listing. The Board and management of the Company have not made the decision if or when the Company would institute a stock split, but they will continue to monitor and evaluate the need and appropriateness of doing so based on a number of factors such as stock price, market conditions, stability of the stock price and other considerations.
Conference Call
     As previously announced, Endocare will host a conference call today, August 8, 2006, to discuss the Company’s results for its second quarter ended June 30, 2006. The call will take place at 11:30 a.m. (Eastern) and will be broadcast live over the Internet. Web participants are encouraged to go to the Company’s website (www.endocare.com/investors/webcasts.php) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately following the conference call at www.endocare.com/investors/webcasts.php.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and treatment of pain resulting from bone metastases.
     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: uncertainty regarding the Company’s liquidity and ability to reach and maintain profitability; risks relating to the loss of the Company’s largest customer or the reduction, delay or cancellation of orders from this customer; the risk that the Company may be required to make state and local tax payments that exceed the Company’s settlement estimates; uncertainty regarding the Company’s re-listing on a national stock exchange; uncertainty regarding the effects of effectuating the Company’s proposed reverse stock split, in particular the possibility that the market may react negatively to the Company’s effectuation of a reverse stock split; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; uncertainty relating to third party reimbursement; uncertainty regarding the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; the Company’s limited sales, marketing and manufacturing experience; uncertainty regarding the ability to attract and retain key personnel; uncertainty regarding the ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; and the risk that the Company may be subject to civil or criminal liability if the Company violates the terms of its settlements with the SEC and the DOJ. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason.

ENDOCARE REPORTS SECOND QUARTER 2006 RESULTS
Page 4-4-4
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended June 30,
	2006	2005
Total revenues	$6,908	$6,919
Costs and expenses:
Cost of revenues	3,256	3,924
Research and development	475	687
Selling and marketing	3,904	3,332
General and administrative	2,072	3,146

Total costs and expenses	9,707	11,089

Loss from operations	(2,799)	(4,170)
Interest expense, net	2,091	(352)

Loss from continuing operations before taxes	(708)	(4,522)
Income from discontinued operations	—	326

Net loss	$(708)	$(4,196)

Net income (loss) per share — basic and diluted:
Continuing operations	$(0.02)	$(0.15)
Discontinued operations	$—	$0.01

Weighted average shares of common stock outstanding:	30,166	30,044
MORE — MORE — MORE

ENDOCARE REPORTS SECOND QUARTER 2006 RESULTS
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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Six Months Ended June 30,
	2006	2005
Total revenues	$14,170	$13,786
Costs and expenses:
Cost of revenues	7,021	8,110
Research and development	1,486	1,110
Selling and marketing	7,673	6,538
General and administrative	6,067	6,789
Impairment charge	—	26

Total costs and expenses	22,247	22,573

Loss from operations	(8,077)	(8,787)
Interest expense, net	2,045	(954)

Loss from continuing operations before taxes	(6,032)	(9,741)
Tax benefit on continuing operations	151	—

Loss from continuing operations	(5,881)	(9,741)
Income from discontinued operations	245	1,038

Net loss	$(5,636)	$(8,703)

Net loss per share — basic and diluted:
Continuing operations	$(0.20)	$(0.35)
Discontinued operations	$0.01	$0.04

Weighted average shares of common stock outstanding:	30,155	27,835
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ENDOCARE REPORTS SECOND QUARTER 2006 RESULTS

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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for per share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,994	$8,108
Accounts receivable, net	3,241	3,549
Inventories, net	2,199	2,462
Prepaid expenses and other current assets	1,015	1,213
Assets of discontinued operations	—	9,624

Total current assets	14,449	24,956

Property and equipment, net	1,325	1,794
Intangibles, net	3,890	4,167
Investments and other assets	2,401	1,320

Total assets	$22,065	$32,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,678	$2,680
Accrued compensation	1,722	3,614
Other accrued liabilities	5,083	6,629
Liabilities of discontinued operations	—	1,461

Total current liabilities	9,483	14,384
Common stock warrants	3,327	5,023
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 30,175, and 30,089, issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	30	30
Additional paid-in capital	180,538	178,477
Accumulated deficit	(171,313)	(165,677)

Total stockholders’ equity	9,255	12,830

Total liabilities and stockholders’ equity	$22,065	$32,237

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